Exhibit 99.1

Ally Financial Reports Second Quarter 2024 Financial Results

$0.86	9.3%	$257 million	$2.0 billion

GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$0.97	14.0%	$299 million	$2.0 billion

ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]

•  Strong quarter over quarter improvement in net interest margin and earnings following 1Q 2024 trough

•  NIM ex. OID[1] of 3.30% is up 14 bps quarter over quarter as deposit costs have stabilized; well-positioned for various rate scenarios

•  Common equity tier 1 ratio of 9.6% increased 18 bps quarter over quarter; executed first credit risk transfer transaction in 2Q

•  $4 billion of excess CET1 above required minimums; preliminary stress capital buffer of 2.6% up from 2.5%, effective October 1st

•  3.7 million consumer auto applications and $9.8 billion of consumer auto origination volume

•  Retail auto originated yield[1] of 10.59% with 44% of volume within highest credit quality tier

•  181 bps retail auto net charge-offs, down 46 bps quarter over quarter due to seasonal trends

•  Insurance written premiums of $344 million, up 15% year over year; solid momentum in P&C and F&I

•  $142 billion of retail deposits, down $3 billion quarter over quarter from seasonal tax outflows

•  61 consecutive quarters of retail deposit customer growth, up 54 thousand in 2Q; 3.2 million customers

•  1.2 million active credit cardholders; balanced approach to growth

•  Corporate Finance HFI portfolio of $9.7 billion; criticized and non-performing assets near historic lows

Second Quarter 2024 Financial Results

				Increase / (Decrease) vs.

($ millions except per share data)	2Q 24	1Q 24	2Q 23	1Q 24	2Q 23

GAAP Net Income Attributable to Common Shareholders	$266	$129	$301	106%	(12	) %

Core Net Income Attributable to Common Shareholders[1]	$299	$139	$291	116%	3%

GAAP Earnings per Common Share	$0.86	$0.42	$0.99	105%	(13	) %

Adjusted EPS[1]	$0.97	$0.45	$0.96	115%	1%

Return on GAAP Shareholder’s Equity	9.3%	4.5%	10.8%	105%	(14	) %

Core ROTCE[1]	14.0%	6.5%	13.9%	117%	1%

GAAP Common Shareholder’s Equity per Share	$37.84	$37.28	$37.16	1%	2%

Adjusted Tangible Book Value per Share[1]	$33.51	$32.89	$32.08	2%	4%

GAAP Total Net Revenue	$2,000	$1,986	$2,079	1%	(4	) %

Adjusted Total Net Revenue[1]	$2,042	$1,989	$2,066	3%	(1	) %

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Discussion of Second Quarter 2024 Results

Net income attributable to common shareholders was $266 million in the quarter, compared to $301 million in the second quarter of 2023. The decrease was driven by lower net financing revenue, higher provision for credit losses, and higher noninterest expenses.

Net financing revenue was $1.5 billion, down $78 million year over year primarily driven by higher funding costs, partially offset by the strength in retail auto loan pricing and continued expansion of earning asset yields.

Other revenue decreased $1 million year over year to $505 million including a $28 million decrease in fair value of equity securities in the quarter compared to a $25 million increase in the second quarter of 2023. Adjusted other revenueA, excluding the change in fair value of equity securities, of $533 million increased $52 million year over year, driven by momentum within Insurance and diversified fee revenue from SmartAuction and Passthrough platforms.

Net interest margin (“NIM”) of 3.27% decreased 11 bps year over year. Excluding Core OIDA, NIM of 3.30% was also down 11 bps year over year, due to higher funding costs, partially offset by continued strength in new origination yields.

Provision for credit losses increased $30 million year over year to $457 million, reflecting higher net charge-offs.

Noninterest expense increased $37 million year over year primarily driven by higher weather losses in Insurance and higher servicing expense within Auto.

A tax benefit of $37 million resulted from an effective tax rate of (14%) in the quarter driven by strong EV lease originations.

A	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Second Quarter 2024 Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	2Q 24	1Q 24	2Q 23	1Q 24	2Q 23

(a) Net Financing Revenue	$1,495	$1,456	$1,573	$39	$(78)

Core OID[1]	14	13	12	1	2

Net Financing Revenue (excluding Core OID)[1]	1,509	1,469	1,585	40	(76)

(b) Other Revenue	505	530	506	(25)	(1)

Change in Fair Value of Equity Securities[2]	28	(11)	(25)	39	53

Adjusted Other Revenue[1]	533	519	481	14	52

(c) Provision for Credit Losses	457	507	427	(50)	30

(d) Noninterest Expense	1,286	1,308	1,249	(22)	37

Repositioning[3]	-	(10)	-	10	-

Noninterest Expense (excluding Repositioning)[1]	1,286	1,298	1,249	(12)	37

Pre-Tax Income (a+b-c-d)	$257	$171	$403	$86	$(146)

Income Tax Expense (Benefit)	(37)	14	74	(51)	(111)

Net Loss from Discontinued Operations	-	-	-	-	-

Net Income	$294	$157	$329	$137	$(35)

Preferred Dividends	28	28	28	-	-

Net Income Attributable to Common Shareholders	$266	$129	$301	$137	$(35)

GAAP EPS (diluted)	$0.86	$0.42	$0.99	$0.44	$(0.13)

Core OID, Net of Tax[1]	0.04	0.03	0.03	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax[3]	0.07	(0.03)	(0.06)	0.10	0.14

Repositioning, Discontinued Ops., and Other, Net of Tax[3]	-	0.02	-	(0.02)	-

Adjusted EPS[1]	$0.97	$0.45	$0.96	$0.52	$0.01

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’s ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Note: Repositioning items represent costs associated with the FDIC Special Assessment in 1Q'24.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	2Q 24	1Q 24	2Q 23	1Q 24	2Q 23

Automotive Finance	$407	$322	$501	$85	$(94)

Insurance	(42)	70	8	(112)	(50)

Dealer Financial Services	$365	$392	$509	$(27)	$(144)

Corporate Finance	98	90	72	8	26

Mortgage Finance	27	25	21	2	6

Corporate and Other	(233)	(336)	(199)	103	(34)

Pre-Tax Income from Continuing Operations	$257	$171	$403	$86	$(146)

Core OID[1]	14	13	12	1	2

Change in Fair Value of Equity Securities[2,3]	28	(11)	(25)	39	53

Repositioning and Other[3]	-	10	-	(10)	-

Core Pre-Tax Income[1]	$299	$183	$390	$116	$(91)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $407 million was down $94 million year over year, primarily driven by higher net charge-offs and noninterest expense.

Net financing revenue of $1,314 million was down $35 million year over year, driven by elevated funding costs. Ally’s retail auto portfolio yield, excluding the impact from hedges, increased 99 bps year over year to 8.86% as the portfolio turns over and reflects higher originated yields from recent periods.

Provision for credit losses of $383 million increased $52 million year over year, driven by higher retail auto net charge-offs. The retail auto net charge-off rate was 1.81%.

Noninterest expense of $617 million was up $17 million year over year primarily driven by servicing-related expenses.

Consumer auto originations of $9.8 billion included $6.1 billion of used retail volume, or 62% of total originations, $2.8 billion of new retail volume, and $0.9 billion of leases. Estimated retail auto originated yieldB was 10.59% in the quarter with 44% of originations in the highest credit quality tier.

End-of-period auto earning assets increased $1.9 billion year over year from $115.4 billion to $117.3 billion. End-of-period consumer auto earning assets of $92.1 billion decreased $2.6 billion year over year, driven by retail auto loan sales in recent periods. End-of-period commercial earning assets of $25.2 billion were $4.5 billion higher year over year, driven by higher new vehicle inventory.

Insurance

Pre-tax loss of $42 million was $50 million unfavorable year over year. Results reflect a $52 million decrease in the change in fair value of equity securities. Core pre-tax lossC of $14 million increased $2 million year over year, which was supported by $344 million of earned premiums in the quarter.

Insurance losses of $181 million were up $47 million year over year, driven by higher weather losses and higher GAP losses due to higher loan-to-values given normalization in used vehicle values.

Written premiums of $344 million, up 15% year over year, driven by growth in both P&C and F&I premiums.

Total investment income, excluding the change in fair value of equity securitiesD, was $52 million, up $22 million year over year driven by higher realized investment gains.

BEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DChange in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $98 million was up $26 million year over year driven by higher net financing revenue and lower provision expense.

Net financing revenue increased $12 million year over year to $104 million primarily driven by higher income spreads and elevated fees from loan payoffs. Other revenue of $30 million was up $2 million year over year.

Provision expense of $3 million was down $12 million year over year primarily driven by prior period specific reserve build.

The held-for-investment loan portfolio of $9.7 billion is effectively all first lien. Loans secured by commercial real estate of $1.4B continue to perform well.

Mortgage Finance

Pre-tax income of $27 million was up $6 million year over year, primarily driven by lower noninterest expense reflecting the benefit of the variable cost direct-to-consumer partnership model.

Net financing revenue and other revenue were both flat year over year at $53 million and $5 million, respectively.

Direct-to-consumer originations totaled $261 million in the quarter, predominantly held-for-sale.

Existing Ally Bank deposit customers accounted for more than 70% of the quarter’s direct-to-consumer origination volume, continuing to highlight the strong customer value proposition.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally’s board of directors approved a $0.30 per share common dividend for the third quarter of 2024. Ally did not repurchase any shares on the open market during the quarter.

Ally’s common equity tier 1 (CET1) capital ratio was 9.6%, and risk weighed assets (RWA) decreased from $158.3 billion in the first quarter to $157.5 billion. Within the quarter, Ally closed a credit risk transfer transaction, which generated 11 bps of CET1 and reduced RWA on the $3 billion reference pool from 100% to 38%.

Liquidity & Funding

Liquid cash and cash equivalentsE totaled $6.7 billion, down from $7.4 billion at the end of the first quarter. Highly liquid securities were $18.9 billion and unused pledged borrowing capacity at the FHLB and FRB was $12.2 billion and $26.5 billion, respectively. Total current available liquidityF was $64.3 billion, equal to 5.7x uninsured deposit balances.

Deposits represented 89% of Ally’s funding portfolio.

Deposits

Retail deposits of $142.1 billion were up $3.1 billion year over year, and down $3.1 billion quarter over quarter driven by seasonal tax outflows. Total deposits were $152.2 billion and Ally maintained industry-leading customer retentionG at 96%.

The average retail portfolio deposit rate was 4.18%, up 50 bps year over year and down 7 bps quarter over quarter.

Ally Bank continues to demonstrate strong customer acquisition with 54 thousand net new deposit customers, now totaling 3.2 million customers, up 11% year over year. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 74% of new customers in the quarter. Approximately 10% or 323 thousand deposit customers maintained an Ally Invest, Ally Home or Ally Credit Card relationship.

ECash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 18 of the Financial Supplement for more details.

FTotal liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See page 18 of the Financial Supplement for more details.

GSee definitions of non-GAAP financial measures and other key terms later in this document for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’ ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’ ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business’ expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader to better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, and significant other one-time items.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Ally Lending was moved to Assets of Operations Held for Sale on December 31, 2023. The sale of Ally Lending closed on March 1, 2024. Subsequent to December 1, 2021, the revenue and expense activity associated with Ally Credit Card was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 24	1Q 24	2Q 23

GAAP Net Income Attributable to Common Shareholders		$266	$129	$301

Discontinued Operations, Net of Tax		-	-	-

Core OID		14	13	12

Repositioning and Other		-	10	-

Change in the Fair Value of Equity Securities		28	(11)	(25)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(9)	(3)	3

Core Net Income Attributable to Common Shareholders	[a]	$299	$139	$291

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	309,886	308,421	304,646

Adjusted EPS	[a] ÷ [b]	$0.97	$0.45	$0.96

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 24	1Q 24	2Q 23

GAAP Net Income Attributable to Common Shareholders		$266	$129	$301

Discontinued Operations, Net of Tax		-	-	-

Core OID		14	13	12

Repositioning and Other		-	10	-

Change in Fair Value of Equity Securities		28	(11)	(25)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(9)	(3)	3

Core Net Income Attributable to Common Shareholders	[a]	$299	$139	$291

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$13,754	$13,712	$13,455

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,430	11,388	$11,131

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(717)	(723)	(891)

Tangible Common Equity		$10,713	$10,664	$10,240

Core OID Balance		(773)	(786)	(824)

Net Deferred Tax Asset (DTA)		(1,388)	(1,278)	(1,060)

Normalized Common Equity	[b]	$8,553	$8,600	$8,357

Core Return on Tangible Common Equity	[a] ÷ [b]	14.0%	6.5%	13.9%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		2Q 24	1Q 24	2Q 23

GAAP Shareholder’s Equity		$13,851	$13,657	$13,532

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,527	$11,333	$11,208

Goodwill and Identifiable Intangible Assets, Net of DTLs		(713)	(720)	(887)

Tangible Common Equity		10,814	10,613	10,321

Tax-effected Core OID Balance (21% tax rate)		(605)	(616)	(646)

Adjusted Tangible Book Value	[a]	$10,209	$9,997	$9,675

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	304,656	303,978	301,619

Metric

GAAP Common Shareholder’s Equity per Share		$37.84	$37.28	$37.16

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.34)	(2.37)	(2.94)

Tangible Common Equity per Share		$35.50	$34.91	$34.22

Tax-effected Core OID Balance (21% tax rate) per Share		(1.99)	(2.03)	(2.14)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$33.51	$32.89	$32.08

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 24	1Q 24	2Q 23

GAAP Noninterest Expense		$1,286	$1,308	$1,249

Insurance Expense		(410)	(343)	(358)

Repositioning and Other		-	(10)	-

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$876	$955	$891

Denominator ($ millions)

Total Net Revenue		$2,000	$1,986	$2,079

Core OID		14	13	12

Insurance Revenue		(368)	(413)	(366)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,646	$1,586	$1,725

Adjusted Efficiency Ratio	[a] ÷ [b]	53.2%	60.2%	51.7%

Original Issue Discount Amortization Expense ($ millions)

		2Q 24	1Q 24	2Q 23

GAAP Original Issue Discount Amortization Expense		$17	$17	$15

Other OID		(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense		$14	$13	$12

Outstanding Original Issue Discount Balance ($ millions)

		2Q 24	1Q 24	2Q 23

GAAP Outstanding Original Issue Discount Balance		$(797)	$(815)	$(863)

Other Outstanding OID Balance		31	35	45

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(766)	$(779)	$(818)

($ millions)
Net Financing Revenue (Excluding Core OID)

		2Q 24	1Q 24	2Q 23

GAAP Net Financing Revenue	[w]	$1,495	$1,456	$1,573

Core OID		14	13	12

Net Financing Revenue (Excluding Core OID)	[a]	$1,509	$1,469	$1,585

Adjusted Other Revenue

		2Q 24	1Q 24	2Q 23

GAAP Other Revenue	[x]	$505	$530	$506

Change in Fair Value of Equity Securities		28	(11)	(25)

Adjusted Other Revenue	[b]	$533	$519	$481

Adjusted Total Net Revenue

		2Q 24	1Q 24	2Q 23

Adjusted Total Net Revenue	[a]+[b]	$2,042	$1,989	$2,066
Adjusted Provision for Credit Losses

		2Q 24	1Q 24	2Q 23

GAAP Provision for Credit Losses	[y]	$457	$507	$427

Adjusted Provision for Credit Losses	[c]	$457	$507	$427
Adjusted NIE (Excluding Repositioning)

		2Q 24	1Q 24	2Q 23

GAAP Noninterest Expense	[z]	$1,286	$1,308	$1,249

Repositioning		-	(10)	-

Adjusted NIE (Excluding Repositioning)	[d]	$1,286	$1,298	$1,249
Core Pre-Tax Income

		2Q 24	1Q 24	2Q 23

Pre-Tax Income	[w]+[x]-[y]-[z]	$257	$171	$403

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$299	$183	$390

Insurance Non-GAAP Walk to Core Pre-Tax Income

	2Q 2024			2Q 2023

($ millions) Insurance	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$344	$-	$344	$312	$-	$312

Losses and Loss Adjustment Expenses	181	-	181	134	-	134

Acquisition and Underwriting Expenses	229	-	229	224	-	224

Investment Income and Other	24	28	52	54	(24)	30

Pre-Tax Income from Continuing Operations	$(42)	$28	$(14)	$8	$(24)	$(16)

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves approximately 11 million customers through a full range of online banking services (including deposits, mortgage, and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2023, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.